EXHIBIT 21

Name	Jurisdiction
Tiptree Operating Company, LLC	Delaware
TAMCO Manager, Inc.	Delaware
Care Investment Trust LLC	Delaware
PFG Holdings Acquisition Corp.	Delaware
Muni Funding Company of America, LLC	Delaware